Exhibit 99.1

SB Financial Group Declares Quarterly Cash Dividend

on Common Stock of $0.125 Cents

Defiance, OH, October 21, 2022 – SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial”) announced that its board of directors passed a resolution declaring a quarterly cash dividend of $0.125 per common share, payable on November 25, 2022, to shareholders of record as of November 10, 2022.

“We are quite pleased to return to our shareholders a common dividend of $0.125 a share representing a 9 percent increase over the prior quarter of $0.115 and collectively, for the last four quarters, $0.48 per share vs. $0.44 per share or 9 percent over the previous four quarters, and represents a 2.9% yield.” said Mark Klein, Chairman, President and CEO of SB Financial.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 23 offices; 22 in nine Ohio counties and one in Fort Wayne, Indiana, and 24 full-service ATMs. State Bank has five loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. Peak Title provides title insurance and title opinions throughout the Tri-State region. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.

In April 2022, SB Financial was named to the Keefe, Bruyette & Woods, Inc. “Bank Honor Roll” of superior performers that consistently reported increases in earnings per share over the last decade. The honor roll review determined that just 17 banks in the U.S., including SB Financial, or five percent of all banks screened, qualified for inclusion.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, the duration and scope of the COVID-19 outbreak in the United States and the market areas in which SB Financial and its subsidiaries operate, including the impact to the state and local economies of prolonged shelter in place orders and the pandemic generally, risks and uncertainties inherent in the national and regional banking industry, changes in economic conditions in the market areas in which SB Financial and its subsidiaries operate, changes in policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in SB Financial and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, the loss of key personnel and other risks identified in SB Financial’s Annual Report on Form 10-K and documents subsequently filed by SB Financial with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and SB Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, except as required by law. All subsequent written and oral forward-looking statements attributable to SB Financial or any person acting on its behalf are qualified by these cautionary statements.

Investor Contact Information:

Mark A. Klein
Chairman, President and CEO
Mark.Klein@YourStateBank.com

Anthony V. Cosentino
Executive Vice President
Chief Financial Officer
Tony.Cosentino@YourStateBank.com

Lambert Edwards
sbfg@lambert.com